UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: August 26, 2011

Date of earliest event reported: August 26, 2011

Warner Chilcott Public Limited Company

(Exact name of registrant as specified in its charter)

Ireland	0-53772	98-0626948
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Grand Canal Square

Docklands

Dublin 2, Ireland

(Address of principal executive offices, including zip code)

+353 1 897 2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Warner Chilcott plc (the “Company”) announced on August 26, 2011 that Anthony Bruno, the Company’s Executive Vice President, Corporate Development, will retire at the end of 2011. Effective immediately, Michael Halstead, the Company’s Senior Vice President, Corporate Development, will assume the duties for which Mr. Bruno was formerly responsible. In light of Mr. Bruno’s anticipated retirement, the Company amended and restated his employment agreement, effective August 26, 2011. Under the terms of the amended and restated agreement, Mr. Bruno will receive the following benefits, in addition to his accrued rights, following his retirement from the Company: a cash severance amount of $1,794,494; accelerated vesting of a portion of his outstanding equity awards scheduled to vest in the first quarter of 2012; up to 24 months of continued health benefits at the Company’s expense and continued life insurance coverage until December 31, 2013. In addition, at the discretion of the Company’s Compensation Committee, Mr. Bruno may be eligible to receive a payment in respect of his 2011 annual incentive award. Mr. Bruno will be restricted from soliciting any of the Company’s customers and employees for 24 months following his termination of employment. The foregoing description of Mr. Bruno’s amended and restated agreement does not purport to be complete and is qualified in its entirety by reference to the full text of his amended and restated employment agreement, a copy of which is attached hereto as Exhibit 10.1 and the terms of which are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

10.1	Fourth Amended and Restated Employment Agreement, dated as of August 26, 2011, between Warner Chilcott (US), LLC and Anthony D. Bruno.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WARNER CHILCOTT PUBLIC LIMITED COMPANY

By:	/s/ Paul Herendeen
Name:	Paul Herendeen
Title:	Executive Vice President and Chief Financial Officer

Date: August 26, 2011

EXHIBIT INDEX

Exhibit No.	Description

10.1	Fourth Amended and Restated Employment Agreement, dated as of August 26, 2011, between Warner Chilcott (US), LLC and Anthony D. Bruno.